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                                                                   Exhibit 10.25


                     AMENDED AND RESTATED SERVICE AGREEMENT



         THIS AMENDED AND RESTATED SERVICE AGREEMENT is entered into as of January 1, 1996 by and between Physician Reliance Network, Inc., a Texas corporation ("PHYN"), and Texas Oncology, P.A., a Texas professional association ("the Practice").

                                   RECITALS:

         WHEREAS, the Practice is a group medical practice that provides oncology medical care to the general public;

         WHEREAS, PHYN is in the business of managing and administering medical clinics, and providing support services to and furnishing medical practices with facilities, equipment, supplies and administrative support staff;

         WHEREAS, the Practice desires to obtain the services of PHYN in performing such management functions so as to permit the Practice to devote its efforts on a concentrated and continuous basis to the rendering of medical services to its patients;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Practice hereby agrees to purchase the management and support services herein described and PHYN agrees to provide such services on the terms and conditions provided in this Agreement.


                                   ARTICLE 1.

                          RELATIONSHIP OF THE PARTIES

         1.1      Independent Relationship.     The Practice and PHYN intend to
act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Notwithstanding the authority granted to PHYN herein, PHYN and the Practice agree that the Practice shall retain the sole authority to direct the medical, professional, and ethical aspects of its medical practice. Each party shall be solely responsible for and shall comply with all state and federal laws pertaining to employment taxes, income tax withholding, unemployment compensation contributions, and other employment related statutes applicable to that party.

         1.2     Responsibilities of the Parties.    As more specifically set
forth herein, PHYN shall provide the Practice with offices and facilities, equipment, supplies, support personnel, and management services. As more specifically set forth herein, the Practice shall be responsible for




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the recruitment and hiring of physicians and all issues related to medical practice patterns and documentation thereof. PHYN shall neither exercise control over nor interfere with any physician-patient relationship, which shall be maintained strictly between the physicians of the Practice and their patients.

         1.3     The Practice's Matters.    Matters involving the internal
agreements and finances of the Practice shall remain the sole responsibility of the Practice and its shareholders.

         1.4     Patient Referrals.      It is not a purpose of this Agreement
to induce or encourage the referral of patients. The parties agree that the benefits to the Practice hereunder do not require, are not payment or inducement for, and are in no way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by PHYN to any of the Practice's patients.


                                   ARTICLE 2.

                                  DEFINITIONS

         2.1     Definitions.    For the purposes of this Agreement, the
following definitions shall apply:

                 2.1.1 "Accounts Receivable" shall mean all "accounts", "contract rights", "chattel paper", "instruments", and "general intangibles" as defined in Article Nine of the Uniform Commercial Code (as adopted in Texas).

                 2.1.2 "Adjustments" shall mean any adjustments to Clinical Revenue for uncollectible accounts, discounts, Medicare and Medicaid disallowances, other contractual discounts, worker's compensation discounts, employee/dependent healthcare benefit programs, professional courtesies and other activities that either do not generate a collectible fee or cause a reduction in accounts as billed.

                 2.1.3 "Operating Board" shall mean the board established pursuant to Section 4.1.

                 2.1.4 "Clinical Facility Employees" shall mean nurses, medical technologists and technicians, nurse anesthetists, physician assistants, nurse practitioners, and all other such employees directly or indirectly involved with providing medical care to patients.

                 2.1.5 "Clinical Facility" shall mean the facilities, including satellite locations, related businesses, and all other business operations and assets of PHYN which are utilized by the Practice.





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                 2.1.6    "Clinical Facility Expenses" shall mean all expenses
         (including depreciation and amortization) incurred, directly or indirectly, in the operation of the Clinical Facility other than expenses paid by the Practice as provided herein.

                 2.1.7 "Clinical Revenues" shall mean all fees actually recorded each month (net of Adjustments) by or on behalf of either the Practice, Physician Employees or PHYN arising from, or in connection with (i) the operation of the Clinical Facility, (ii) professional services furnished by Physician Employees or provided under the supervision of Physician Employees, (iii) consulting services rendered by Physician Employees, (iv) research programs conducted by Physician Employees, or (v) professional service contracts between any Physician Employee or Clinical Facility Employee and a third party. Clinical Revenues shall not include fees received by Physician Employees arising from, or in connection with (i) depositions, (ii) acting as an expert witness, (iii) honoraria, or (iv) any other fees excluded from Clinical Revenues by the Operating Board.

                 2.1.8 "EBIT" shall mean the earnings before interest and income taxes resulting from the operation of the Clinical Facility. All Clinical Revenues shall be included as revenues and all Clinical Facility Expenses shall be included as expenses.

                 2.1.9 "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the accounting practices used by PHYN in preparation of PHYN's financial statements.

                 2.1.10 "Physician Employees" shall mean those individuals who are employees of the Practice or otherwise provide professional services to patients of the Practice and are duly licensed as a physician to provide professional medical services.

                 2.1.11 "Practice" shall mean Texas Oncology, P.A. and I.D. Associates, Ltd.



                                   ARTICLE 3.

                       FACILITIES TO BE PROVIDED BY PHYN





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         3.1     Clinical Facilities.     PHYN hereby agrees to provide the
offices and facilities more fully described in Exhibit 3.1 hereto to the Practice, and shall be responsible for all costs of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, refuse disposal including disposal of medical and hazardous waste, and all other costs and expenses reasonably incurred in conducting operations in the Clinical Facility during the term of this Agreement.


                                   ARTICLE 4.

                         DUTIES OF THE OPERATING BOARD

         4.1     Formation and Operation of the Operating Board.     The
parties shall establish an Operating Board which shall provide advice to PHYN concerning the management and administrative policies for the overall operation of the Clinical Facility and shall approve those items set forth in Section
4.2. The Operating Board shall consist of an equal number of members designated by PHYN and the Practice. Each member of the Operating Board shall have one vote. The act of a majority vote of the Operating Board shall be the act of the Operating Board.

         4.2     Matters Requiring Operating Board Approval.      Prior
approval of the Operating Board is required for (i) establishing operating and capital budgets for the Clinical Facility; (ii) instituting litigation on behalf of the Practice; (iii) implementation of a strategic plan to expand the Practice's operations; or (iv) selling all or substantially all of the assets of the Clinical Facility.


                                   ARTICLE 5.

                          CERTAIN OBLIGATIONS OF PHYN

         5.1     Performance of Management Functions.     PHYN shall provide or
arrange for the services set forth in this Article 5, the cost of all of which shall be included in Clinical Facility Expenses. PHYN shall be responsible for all Clinical Facility Expenses. PHYN is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of the Practice's operations. The Practice will not act in a manner which would prevent PHYN from efficiently managing the day-to-day operations of the Practice in a business-like manner, and PHYN will not interfere with any physician-patient relationship.

         5.2     Financial Planning and Goals.

                 5.2.1 Preparation of Budgets. PHYN shall prepare for approval by the Operating Board annual capital and operating budgets reflecting, in reasonable detail, the





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         anticipated revenues and expenses, sources and uses of capital for growth in the Practice's practice and medical services rendered at the Clinical Facility. Said budgets for the next succeeding fiscal year shall be presented to the Operating Board for review at least thirty
         (30) days prior to the end of the preceding fiscal year. PHYN shall reasonably determine the amount and form of capital to be invested annually in the Clinical Facility and shall specify the targeted profit margin for the Clinical Facility.

                 5.2.2    Service Development.   PHYN realizes that the
         Clinical Facility has opportunities to provide new services and utilize new technologies that will require capital expenditures, and PHYN anticipates that such opportunities may include new and replacement equipment as may be economically justified. Development of new services will depend on, among other factors, physician composition, anticipated volume, reimbursement, number of physicians, physician support, Clinical Facility performance, and appropriate physician specialty mix, subject to the requirements of any applicable statutes, regulations or contracts. PHYN will use its reasonable efforts to add new services or to supplement existing services.

         5.3     Audits and Statements.   PHYN shall prepare unaudited annual
financial statements for the operations of the Clinical Facility. If the Practice desires an audit, the Practice may obtain an audit at its own expense. PHYN shall prepare monthly unaudited financial statements containing statements of income from Clinical Facility operations, which shall be delivered to the Practice within twenty (20) business days after the close of each calendar month. The Practice shall be solely responsible for the cost of the preparation of the financial statements of the Practice by any outside party or the audit thereof. The Practice shall be solely responsible for its local, state and federal income taxes.

         5.4     Inventory and Supplies.    PHYN shall order and purchase
inventory and supplies, and such other ordinary, necessary or appropriate materials which PHYN shall deem to be necessary in the operation of the Clinical Facility and which are reasonably requested by the Practice to deliver quality medical services in a cost-effective manner.

         5.5     Management Services and Administration.

                 (a) The Practice hereby appoints PHYN as its sole and exclusive manager and administrator of all day-to-day business functions. The Practice agrees that the purpose and intent of this Service Agreement is to relieve the Practice, its shareholders and Physician Employees to the maximum extent possible of the administrative, accounting, personnel and business aspects of their practice, with PHYN assuming responsibility and being given all necessary authority to perform these functions. PHYN agrees that the Practice, and only the Practice, will perform medical functions. PHYN will have no authority, directly or indirectly, to perform, and will not perform, any medical function. PHYN may, however, advise the Practice as to the relationship between its performance





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         of medical functions and the overall administrative and business functioning of the Practice.

                 (b) PHYN shall, on behalf of the Practice, bill patients and collect the professional fees for medical services rendered by the Practice in the Clinical Facility, for services performed outside the Clinical Facility for the Practice's hospitalized patients, and for all other professional and Clinical Facility services. The Practice hereby appoints PHYN for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in the Practice's name and on its behalf; (ii) to collect accounts receivable resulting from such billing in the Practice's name and on its behalf; (iii) to receive payments from Blue Cross/Blue Shield, insurance companies, prepayments received from health care plans, Medicare, Medicaid and all other third party payors in the Practice's name and on its behalf for deposit in a bank account; (iv) to take possession of, endorse in the name of the Practice (and/or in the name of an individual physician, in the event that such payment is intended for purpose of payment of a physician's bill), and deposit in a bank account any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; (v) following prior written approval of the Operating Board, to initiate the institution of legal proceedings in the name of the Practice to collect any accounts and moneys owed to the Practice; (vi) to enforce the rights of the Practice as creditor under any contract or in connection with the rendering of any service; and (vii) to contest adjustments and denials by governmental agencies (or fiscal intermediaries) as third-party payors. All Adjustments and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner. The performance of all billing and collection functions by PHYN shall comply with state and federal statutes, regulations, and directives applicable to such functions.

                 (c) PHYN shall supervise and maintain custody of all files and records relating to the operation of the Clinical Facility, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of the Practice and shall be located at the Clinical Facility so that they are readily accessible for patient care. Access to patient records shall be governed by applicable state and federal laws governing confidentiality of patient records. Information extracted from patient records to create databases desired by PHYN shall be the exclusive property of PHYN. The management of all files and records shall comply with applicable local, state and federal statutes and regulations. PHYN shall use its best efforts to preserve the confidentiality of patient medical records, shall use information contained in such records only for the limited purpose necessary to perform the services set forth herein, and shall be responsible for damages resulting from a breach of the foregoing due solely to its negligence; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.





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                 (d)      PHYN shall supply to the Practice necessary clerical,
         payroll, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate service for the operation of the Clinical Facility.

                 (e) PHYN shall design and implement an appropriate public relations program on behalf of and in conjunction with the Practice, with appropriate emphasis on public awareness of the availability of services at the Clinical Facility. The public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by the medical profession, and with due regard to such standards as may from time to time be promulgated by the American Medical Association.

                 (f) PHYN shall assist the Practice in recruiting additional physicians, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, that the Practice shall interview and make the ultimate decision as to the suitability of any physician to become associated with the Clinical Facility. All physicians hired by the Practice shall be the sole employees of the Practice.

                 (g) PHYN shall negotiate and administer all managed care contracts on behalf of the Practice and shall consult with the Practice on all professional or clinical matters relating thereto.

                 (h) PHYN shall provide for the proper cleanliness of the premises comprising the Clinical Facility, as well as maintenance and cleanliness of the equipment, furniture and furnishings located upon such premises.

                 (i) PHYN shall assist the Practice with respect to negotiating for premiums to be paid for the professional liability insurance provided for in Section 10.1. Premiums and deductibles with respect to such policies shall be paid by the Practice.

         5.6     Personnel.     PHYN shall provide professional management and
administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the conduct of the Clinical Facility operations. PHYN shall determine and cause to be paid the salaries and fringe benefits of all such personnel. Such personnel shall be under the direction, supervision and control of PHYN. If the Practice is dissatisfied with the services of any person other than a Clinical Facility Employee, the Practice shall consult with PHYN. PHYN shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether the employment of such employee should be terminated. All of PHYN's obligations regarding staff shall be governed by the overriding principle and goal of providing quality medical care. Employee assignments shall be made to promote consistent and continued rendering of quality medical support services and to provide prompt availability and accessibility of individual medical support personnel to physicians in





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order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support personnel. PHYN shall maintain established working relationships wherever possible and PHYN shall make every effort consistent with sound business practices to honor the specific requests of the Practice with regard to the assignment of personnel.

         5.7     Events Excusing Performance.      PHYN shall not be liable to
the Practice for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which PHYN has no control for so long as such events continue, and for a reasonable period of time thereafter.

         5.8     Compliance with Applicable Laws.     PHYN shall comply in all
material respects with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

         5.9     Quality Assurance.     PHYN shall assist the Practice in
fulfilling its obligations to its patients to maintain quality medical and professional services.

         5.10    Reimbursed Employee Expenses.   PHYN will reimburse the
Practice for all reasonable compensation paid by the Practice to Clinical Facility Employees other than Physician Employees and benefits provided by the Practice to Clinical Facility Employees other than Physician Employees (including any incremental cost associated with the Practice obtaining the insurance for Clinical Employees as required by Section 6.5) in an amount not to exceed an amount approved in advance by the Operating Board.


                                   ARTICLE 6.

                          OBLIGATIONS OF THE PRACTICE

         6.1     Professional Services.   The Practice shall provide the
Clinical Facility Employees, Physician Employees and the professional medical and clinical services required to operate the Clinical Facility. Such services shall be provided to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. The Practice shall ensure that each physician associated with the Practice to provide medical care to patients of the Practice is licensed by all required agencies or authorities. In the event that any disciplinary actions or medical malpractice actions are initiated against any such physician, the Practice shall promptly inform PHYN of such action and the underlying facts and circumstances. The Practice shall carry out a program to monitor the quality of medical care practiced at the Clinical Facility. Each physician associated with the Practice shall maintain active medical staff membership or clinical privileges appropriate for the range of services provided by such physician at all hospitals utilized by the Practice for patients serviced by such physician.





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         6.2     Medical Practice.   The Practice shall use and occupy the
Clinical Facility exclusively for the practice of medicine, and shall comply with all applicable local rules, ordinances and all recognized standards of medical care, and with the terms of any lease for such facilities. It is expressly acknowledged by the parties that the medical practice or practices conducted at the Clinical Facility shall be conducted solely by Physician Employees , and no other physician or medical practitioner shall be permitted to use or occupy the Clinical Facility without the prior written consent of PHYN.

         6.3     Employment of Physician Employees.     The Practice shall have
complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physician Employees. The Practice shall be responsible for the payment of such Physician Employees' salaries and wages, payroll taxes, benefits and all other taxes and charges now or hereafter applicable to them. With respect to physicians, the Practice shall employ and contract only with licensed physicians meeting applicable credentialling guidelines established by the Practice. The Practice agrees to maintain a sufficient number of Physician Employees to adequately staff and treat patients at the Clinical Facility.

         6.4     Professional Dues and Education Expenses.   The Practice and
its Physician Employees shall be solely responsible for the cost of membership in professional associations and continuing professional education. The Practice shall ensure that each of its Physician Employees and Clinical Facility Employees participates in continuing medical education as is necessary for such employee to provide medical services, consistent with recognized and acceptable standards of professional practice.

         6.5     Professional Insurance.      The Practice shall at its own
expense obtain and retain professional liability insurance for its Physician Employees and the Clinical Facility Employees, and shall assure that its Physician Employees and the Clinical Facility Employees are insurable.

         6.6     Events Excusing Performance.     The Practice shall not be
liable to PHYN for failure to perform any of the services required herein in event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which the Practice has no control for so long as such events continue, and for a reasonable period of time thereafter.

         6.7     Fees for Professional Services.     The Practice shall be
solely responsible for legal, accounting and other professional services fees incurred by the Practice.

         6.8     Employment of Clinical Facility Employees.     The Practice
shall employ and supervise all Clinical Facility Employees necessary to provide efficient medical care to patients of the Practice.

                                   ARTICLE 7.

                             RESTRICTIVE COVENANTS





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         The Parties recognize that the services to be provided by PHYN shall be feasible only if the Practice operates an active medical practice to which the physicians associated with the Practice devote their full time and attention. To that end:

         7.1     Restrictive Covenants by the Practice..     During the term of
this agreement, the Practice shall not establish, operate or provide physician services at any medical office, clinic or other health care facility providing services substantially similar to those provided by PHYN and the Practice pursuant to this Agreement anywhere within 35 miles of any facility, including without limitation any clinical facility, operated by PHYN.

         7.2     Restrictive Covenants By Physician Employees.      The
Practice shall enforce the existing formal agreements with its Physician Employees pursuant to which the Physician Employees have agreed to certain limitations on their ability to compete with the Practice. The Practice shall obtain and enforce formal agreements with all new Physician Employees substantially in the form of Exhibit 7.2.

         7.3     Enforcement.     PHYN and the Practice acknowledge and agree
that since a remedy at law for any breach or attempted breach of the provisions of this Article 7 shall be inadequate, PHYN shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

         7.4     Limitation on Restrictive Covenants.       Notwithstanding the
foregoing provisions of Article 7, PHYN and the Practice acknowledge that the provisions of Article 7 shall not interfere with the ability of Physician Employees to utilize any facility necessary to provide appropriate patient care.





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                                   ARTICLE 8.

                             FINANCIAL ARRANGEMENTS

         8.1     Service Fee.      PHYN shall be paid by the Practice a fee
equal to the Clinical Facility Expenses plus 35% of EBIT. The amounts to be paid to PHYN under this Section 8.1 shall be payable monthly. The amounts shall be estimated based upon the previous month's operating results of the Clinical Facility. Adjustments to the estimated payments shall be made to reconcile actual amounts due under this Section 8.1 by the end of the following month. Upon preparation of quarterly financial statements, final adjustments to the service fee for the quarter shall be made and any additional payments owing to PHYN or the Practice shall then be made. The service fee set forth above will be reviewed annually (commencing one year from the date hereof) to ensure that the intended underlying economic arrangements between the Practice and PHYN are preserved. Such review shall take place in the first quarter of PHYN's fiscal year. If changes in state or federal laws or regulations, changes in the amount or method of reimbursing healthcare services, or changes in the services or facilities provided by PHYN, result in a material adverse change in the economic benefits of this Agreement to the Practice or PHYN, the fees set forth above shall be equitably adjusted as soon as reasonably possible.

         8.2     Accounts Receivable.   Effective the last business day of each
month, PHYN shall purchase the Accounts Receivable of the Practice arising during the month just ended, by payment of cash or other readily available funds into an account of the Practice. The consideration for the purchase shall be an amount equal to actual charges of the Clinical Facility for the month just ended, reduced by PHYN to reflect historical Adjustments. For purposes of determining historical Adjustments, reference shall be made to the average monthly collections of the Clinical Facility for the three-month period preceding the month for which a payment is made. Payment for the Accounts Receivable shall be reduced by the amount of the service fees due to PHYN under
Section 8.1 and shall be made on the 15th business day of the month following the month in which the Accounts Receivable are generated. For example, if PHYN is purchasing receivables generated in July 1996, payment will be made on August 20, 1996, and the amount of the payment shall be made by reference to the average monthly collections of the Clinical Facility during the preceding months of April, May and June.

         Although it is the intention of the parties that PHYN purchase and thereby become owner of the Accounts Receivable of the Practice, in case such purchase shall be ineffective for any reason, the Practice has entered into a Security Agreement to grant a security interest in the Accounts Receivable to PHYN to secure the immediate repayment to PHYN of all indebtedness and obligations of the Practice to PHYN arising under or in connection with this Agreement. In addition, the Practice shall cooperate with PHYN and execute all necessary documents in connection with the pledge of such Accounts Receivable to PHYN or at PHYN's option, its lenders. All collections in respect of such Accounts Receivable shall be deposited in a bank account designated by PHYN. To the extent the Practice comes into possession of any payments





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in respect of such Accounts Receivable, the Practice shall direct such payments to PHYN for deposit in bank accounts designated by PHYN.

         8.3 Amounts Retained by the Practice. The Practice shall receive 65% of EBIT payable monthly as provided in Section 8.1.


                                   ARTICLE 9.

                                    RECORDS

         9.1     Patient Records.       Upon termination of this Agreement, the
Practice shall retain all patient medical records maintained by the Practice or PHYN in the name of the Practice. At all times during the term of this Agreement, access to patient records shall be governed by applicable state and federal laws governing confidentiality of patient records. The Practice shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by the Practice. The cost of producing such copies shall be borne equally by the Practice and PHYN.

         9.2     Records Owned by PHYN.      All records relating in any way to
the operation of the Clinical Facility which are not the property of the Practice shall at all times be the property of PHYN.

         9.3     Access to Records.   During the term of this Agreement, and
thereafter, the Practice or its designee shall have reasonable access during normal business hours to the Practice's and PHYN's records, including, but not limited to, records of collections, expenses and disbursements as kept by PHYN in performing PHYN's obligations under this Agreement, and the Practice may copy any or all such records. During the term of this Agreement, and thereafter, PHYN or its designee shall have reasonable access during normal business hours to the Practice's records and PHYN may copy at its expense any or all of such records. Access to patient records shall be governed by applicable state and federal laws regarding confidentiality of patient records.


                                  ARTICLE 10.

                            INSURANCE AND INDEMNITY

         10.1    Insurance to be Maintained by the Practice.   Throughout the
term of this Agreement, the Practice shall maintain comprehensive professional liability insurance for its Physician Employees and the Clinical Facility Employees with a reputable insurance company or companies and with such limits and coverages as are reasonably acceptable to PHYN. The Practice shall be responsible for all liabilities in excess of the limits of such policies.





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         10.2    Insurance to be Maintained by PHYN.     Throughout the term of
this Agreement, PHYN will use reasonable efforts to provide and maintain, as a Clinical Facility Expense, (i) comprehensive professional liability insurance for all professional employees (other than Clinical Facility Employees) of PHYN with limits as determined reasonable by PHYN in its national program and (ii) comprehensive general liability and property insurance covering the Clinical Facility premises and operations.

         10.3    Tail Insurance Coverage.     Unless the Practice elects to
provide its Physician Employees with an "incident" form of professional liability insurance providing continuation of coverage after termination of employment, the Practice will cause each individual physician who associates with the Practice after the date hereof to enter into an agreement with the Practice that upon termination of such physician's relationship with the Practice, for any reason, tail insurance coverage (or final endorsement premium or prior acts coverage) will be purchased by the individual physician. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by the Practice and the individual physicians, and the Practice hereby covenants with PHYN to enforce to the best of its ability such provisions relating to the tail insurance coverage or to provide such coverage at the expense of the Practice.

         10.4    Additional Insureds.   The Practice and PHYN agree to use
their reasonable efforts to have each other named as an additional insured on the other's respective liability insurance policies.

         10.5 Indemnification. Unless expressly prohibited by the Practice's medical malpractice insurance policies, the Practice shall indemnify, hold harmless and defend PHYN, its officers, directors, employees, agents and subcontractors from and against any and all liability, loss, damage, claim, causes of action, and expenses caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by the Practice and/or its shareholders, agents, employees and/or subcontractors (other than PHYN) during the term hereof. Unless expressly prohibited by PHYN's insurance policies, PHYN shall indemnify, hold harmless and defend the Practice, its officers, directors, shareholders ,employees, agents and subcontractors from and against any and all liability, loss, damage, claim, causes of action, and expenses, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any acts or omissions by PHYN and/or its shareholders, agents, employees and/or subcontractors (other then the Practice) during the term of this Agreement.



                                  ARTICLE 11.

                              TERM AND TERMINATION





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         11.1    Term of Agreement.    This Agreement shall expire on December
31, 2023 unless earlier terminated pursuant to the terms hereof.

         11.2    Extended Term.    Unless earlier terminated as provided for in
this Agreement, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the preceding term, written notice of such party's intention not to extend the term of this Agreement.

         11.3    Termination by the Practice.   The Practice may terminate this
Agreement as follows:

                 (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by PHYN, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by PHYN, except for the filing of a petition in involuntary bankruptcy against PHYN which is dismissed within sixty (60) days thereafter, the Practice may give notice of the immediate termination of this Agreement.

                 (b) In the event PHYN shall materially default in the performance of any duty or obligation to make a payment to the Practice imposed upon PHYN by Section 8.3 of this Agreement, and such default shall continue for a period of ten (10) days after written notice thereof has been given to PHYN by the Practice, the Practice may terminate this Agreement. In the event PHYN shall materially default in the performance of any duty or obligation (other than its obligations under Section 8.3) imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to PHYN by the Practice, the Practice may terminate this Agreement

         11.4    Termination by PHYN.     PHYN may terminate this Agreement as
follows:

                 (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Practice, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Practice, except for the filing of a petition in involuntary bankruptcy against the Practice which is dismissed within sixty (60) days thereafter, PHYN may give notice of the immediate termination of this Agreement.

                 (b) In the event the Practice shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to the Practice by PHYN, PHYN may terminate this Agreement.





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                                  ARTICLE 12.

                               GENERAL PROVISIONS

         12.1    Assignment.      PHYN shall have the right to assign its
rights hereunder to any person, firm or corporation under common control with PHYN and to any lending institution, for security purposes or as collateral, from which PHYN obtains financing. Except as set forth above, neither PHYN nor the Practice shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party.

         12.2 Whole Agreement, Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement and the Exhibits, other than as set forth herein. This Agreement, including the Exhibits incorporated herein, shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modifications shall be attached hereto.

         12.3    Notices.     All notices required or permitted by this
Agreement shall be in writing and shall be addressed as follows:

         To PHYN:                 Physician Reliance Network, Inc.
                                  8115 Preston Road, Suite 300
                                  Dallas, Texas 75225
                                  Attention:  General Counsel

         With a copy to:          Chief Financial Officer


         To the Practice:         Texas Oncology, P.A.
                                  8115 Preston Road, Suite 300
                                  Dallas, Texas  75225
                                  Attention:  President

or to such other address as either party shall notify the other.

         12.4 Binding on Successors. This Agreement shall be binding upon the parties hereto, and their successors and assigns.

         12.5 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.





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         12.6    Governing Law.   The validity, interpretation and performance
of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties acknowledge that PHYN is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of PHYN in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by PHYN shall be deemed waived by the Practice and forever unenforceable; provided, however, in no event shall the unenforceability of an act or service caused by this section affect the enforceability of any other provisions of this Agreement unless the failure by PHYN to perform such act or service would constitute a material and incurable default in the performance of a duty or obligation imposed on it by this Agreement.

         12.7 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties unless the invalidity, illegality or unenforceability of such provisions prevent the parties hereto from achieving the primary benefits sought to be achieved by this Agreement .

         12.8 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         12.9 Confidentiality. Except for disclosure to its bankers, underwriters or lenders, or as necessary or desirable for conduct of business, including negotiations with acquisition candidates, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions;
(ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement; or (iii) which is required to be disclosed by law including securities laws, or pursuant to court order.

         12.10   Contract Modifications for Prospective Legal Events.   In the
event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Practice and PHYN shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Practice and PHYN. If PHYN and the Practice are unable to agree to any amendments required by this Section, the matter shall be submitted to binding arbitration in accordance with Section 12.15, below.





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         12.11   Remedies Cumulative.  No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         12.12 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         12.13   No Obligation to Third Parties.   None of the obligations and
duties of PHYN or the Practice under this Agreement shall in any way or in any manner be deemed to create any obligation of PHYN or of the Practice to, or any rights in, any person or entity not a party to this Agreement.

         12.14 Communications. The Practice and PHYN agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of the Practice's practice at the Clinical Facility.

         12.15   Arbitration.   All disputes relative to this Agreement (other
than disputes arising under Section 4.2) shall be resolved by the arbitration pursuant to the rules of the American Arbitration Association then pertaining. Arbitration proceedings shall be held in Dallas, Texas.

         The parties may, if they are able to do so, agree upon one arbitrator; otherwise, there shall be three arbitrators selected to resolve disputes pursuant to this Section 12.15, one named in writing by each party within fifteen (15) days after notice of arbitration is served upon either party by the other and a third arbitrator selected by the two arbitrators selected by the parties within fifteen (15) days thereafter.

         If the two arbitrators cannot select a third arbitrator within such fifteen (15) days, either party may request that the American Arbitration Association selected such third arbitrator. If one party does not choose an arbitrator within fifteen (15) days, the other party shall request that the American Arbitration Association name such other arbitrator. No one shall serve as arbitrator who is in any way financially interested in this Agreement or in the affairs of either party.

         Each of the parties hereto shall pay its own expenses of arbitration and one-half of the expenses of the arbitrators. If any position by either party hereunder, or any defense or objection thereto, is deemed by the arbitrators to have been unreasonable, the arbitrators shall assess, as part of their aware against the unreasonable party or reduce the award to the unreasonable party, all or part of the arbitration expenses of the other party and of the arbitrators.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        TEXAS ONCOLOGY, P.A.

                                        By:              Charles S. White
                                           -----------------------------------

                                        Title:           Vice President
                                               -------------------------------


                                        PHYSICIAN RELIANCE NETWORK, INC.

                                        By:              Merrick H. Reese
                                            ----------------------------------

                                        Title:           President
                                               -------------------------------





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